EXHIBIT 15.1

To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan for the registration of 1,000,000 shares of Stone Energy Corporation common stock of our report dated May 1, 2003 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that are included in its Form 10-Q for the quarter ended March 31, 2003.

Very truly yours,

/s/Ernst & Young LLP

New Orleans, Louisiana
July 29, 2003